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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 1)

                            YzApp International Inc.
                            ------------------------
                 (Name of small business issuer in its charter)


          Nevada                         7370
 ---------------------------    --------------------------    ------------------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


         6584 Willoughby Way, Langley, British Columbia, Canada V2Y 1K4
                                  604 868 0264
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)


-------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                       Nevada Corporate Headquarters, Inc.
           101 Convention Center Drive, Suite 700, Las Vegas, NV 89109
                                  702 873 3488
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: As soon as practical after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
    Title of each          Dollar           Proposed        Proposed
 class of securities     amount to     maximum offering  maximum aggregate     Amount of
  to be registered     be registered    price per unit    offering price    registration fee
---------------------------------------------------------------------------------------------
Common                  $1,500,000          $0.50          $1,500,000         $121.35
3,000,000 Shares
---------------------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                            YzApp International Inc.


3,000,000 shares of common stock offered by YzApp International Inc., at $0.50 per share.

There is no minimum offering other than a minimum investment of 5,000 shares/$2,500. There is no escrow of funds and all sale proceeds will be immediately available to us.

The Offering shall continue until all of the shares are sold or for one hundred eighty days unless terminated earlier by us.

No underwriter has been engaged to sell the shares. The shares will be sold on a best efforts basis by our officers. However in the event an underwriter is engaged, we estimate we will pay a commission of up to ten percent.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. Please see "Risk Factors, page 3."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                  [YZAPP LOGO]






The date of this prospectus is  ___________, 2004

                               Prospectus Summary

The Business of YzApp International Inc.

We, YzApp International Inc. are a software application service provider of software solutions delivered via the Internet. Our current product is a credit application completion software named the Intelligent Credit Application. We developed this credit application software by codifying the decision-making process of a live credit analyst. We developed the software for credit applications used in the retail automotive market and the motorized recreational equipment market. There are two versions of the software, first the Intelligent Credit Application, or ICA, for use by automobile dealers and the second SalesMax that is a customized version of the ICA for use by the motorized recreational equipment market. In addition to these products, there are versions of the software for use by dealers and brokers and versions for use by consumers.

We are a developmental stage company with 3 years of operating history. Our offices are in Langley, British Columbia. We currently market our software primarily in Canada.

Securities Offered

This prospectus describes the offering of up to 3,000,000 shares of YzApp common stock at $0.50 per share. No underwriters or brokers been engaged to sell the shares. There is no minimum offering other than a minimum investment of 5,000 shares/$2,500. There is no escrow of funds and all sale proceeds will be immediately available to us. The shares will be sold on a best efforts basis by our officers.

The Offering shall continue until all of the shares are sold or for one hundred eighty days unless terminated earlier by us.

Use of Proceeds

The proceeds of the offering of up to 3,000,000 shares by us will be approximately $1,350,000 if all of the shares are sold after deduction of expenses and possible commissions. We estimate we will use these proceeds primarily for software development and marketing. Please see Use of Proceeds, page 11, for a more detailed description of how these proceeds will be applied.

Reorganization

On September 30 2003, YzApp Solutions Inc., a federally incorporated Canadian company was reorganized via a 2:1 share swap. The purpose of the reorganization was to move the share holdings to the Nevada-based YzApp International Inc. The total number of shares outstanding for YzApp International Inc. at October 31, 2003 was 10,748,500. Please see Transactions with management, page 24, for a more detailed description of the reorganization.

Risk Factors

Investment in the Shares offered involves a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this prospectus.

We have a limited operating history.

We were incorporated in August 2000 as YzApp Solutions Inc., and reorganized with YzApp International Inc., in September 2003 as a continuation of our business. Accordingly, we have a very limited operating history on which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as Internet and electronic commerce.

We had a loss of $243,937 for our most recent fiscal year and may continue to have losses in the future that may impair the value of an investment in the shares.

During the fiscal year ended July 31 2003 we incurred a loss of $243,937. This loss resulted primarily from significant expenditures in market development activities in anticipation of creating future revenue. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability. This may result in an adverse effect on the market value of an investment in the shares.

The lack of a public market for our common stock may cause an investor to have difficulty reselling the shares.

Our common stock is not presently listed for trading on any recognized exchange or market. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.

Our common stock may be classified as a "Penny Stock" which could adversely affect an investor's ability to sell the shares and the available price for the shares when sold.

We believe that our common stock would be characterized as "penny stock" under U.S. Securities and Exchange Commission regulations. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Investors in our common stock will experience immediate and substantial dilution as a percentage of their holdings.

The net tangible book value of our common stock at July 31, 2003 was ($.03) per share based on 10,748,500 shares outstanding. Compared to the October 31, 2003 shares of our common stock outstanding, investors will experience an immediate dilution of 84%.

Our offering price is arbitrarily determined.

Our offering price of $0.50 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

We are marketing new products and technology that have not been accepted into the marketplace.

We have begun marketing our interactive credit application software to the automobile and motorized recreational equipment retailers. Risks involved in introducing these new products include overcoming sales resistance and proving our product effectiveness.

Failure to meet customers' expectations or deliver expected technical performance could result in losses and negative publicity.

Customer engagements involve the installation of software in retail dealerships and businesses. We rely on a third-party sales force and outside contractors for installation. Any defects in the software and/or its installation or any other failure to meet our customers' expectations could result in:

     -    delayed or lost revenues due to adverse customer reaction;

     - requirements to provide additional products and/or services to a customer at no extra charge;

     - negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

     - claims for damages against us, regardless of our responsibility for such failure.


Our new products will be competing against well-established credit application methods.

Our interactive credit application software will be competing against long established methods of processing consumer credit applications. Our ability to compete will depend upon developing our brand recognition and distribution methods while are competitors already have well-established brands and distribution and many times our financial ability. Focused competition by such software and financial services giants could substantially limit our potential market and ability to profit from these products.


Failure to effectively market our Intelligent Credit Application could impair our ability to sell the software to a large number of customers.

One of the challenges we face in commercializing or software product is demonstrating the advantages of our product over more traditional products and services. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain an agreement with a third-party regarding the marketing and distribution of our software. Maintenance of this relationship is based primarily on an ongoing mutual business opportunity and a good overall working relationship. Without this relationship, our ability to market and sell our software product could be harmed and we may need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third-party marketing relationship, our ability to generate significant revenues could be seriously harmed.

We may be adversely affected by governmental regulation or future regulations.

The Intelligent Credit Application accesses databases from credit bureaus. This information is subject to government regulation and privacy restrictions. Government regulation that would restrict ICA access to credit bureau databases would have a negative effect on our ability to continue operations.

We may not be able to protect and enforce our trademarks, web addresses and proprietary rights.

We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

We are in the process of filing Canadian and U.S. applications for trademark registration of "YzApp" We may be unable to secure such trademark registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States, Canada or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the regulatory agencies involved determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

Finally, to the extent that we operate internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Many countries have first-to-file trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

We hold rights to various Web domain names, including YzApp.com. Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

We may be found to infringe upon the proprietary rights of others or face liability for content on our web sites.

Third parties may claim infringement by us with respect to past, current or future technologies and other proprietary rights. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. We do not maintain general liability insurance, and our assets may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by assets could harm our business.

We are dependent on key personnel.

We are, to a significant extent, dependent on the skills of certain key personnel, including specifically the founder, Brian Jaggard and the COO, Douglas Dunn. Currently there is key man insurance of approximately $750,000 on Brian Jaggard payable to the company. Loss of the services of any of the company's present key personnel or the inability to attract and retain needed additional personnel could have a materially adverse effect upon the company.

In addition, there are several software engineers with unique knowledge of the Intelligent Credit Application software. Should they be unavailable for future software modifications, it could substantially increase the cost of development.


We may need to manage growth beyond our current capabilities.

Our operations have not generated positive cash flow since the inception of the Company in 2000. We have funded our operations through the issuance of common stock. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

Corporate growth will place additional demands and may create new challenges beyond the abilities of the present team. The effective management of growth may require the hiring of additional qualified management personnel skilled in sales, operations, and software development and marketing, human resources and business development. Consequently the inability to attract, integrate and retain appropriate personnel could have a material adverse effect on the company's business, results of operations and prospects.

We do not hold the source code for the software.

In consideration for the terms of outsourcing software development to Inglenet Solutions Inc., we have agreed to allow Inglenet to hold the source code to the software until the entire cost of development is paid. We agreed that we would pay Inglenet installments of 10% of the outstanding amount per month beginning 3 months after the commercial release of the software. Once the full amount is paid to Inglenet, the source code will be released to YzApp.

Without the source code, we are dependent on Inglenet for any modifications to the software that require the source code.

Currency exchange risk.

We are raising capital in both U.S. and Canadian currency. Fluctuations in currency exchange may adversely affect the results of our business operations and capital requirements.

Where You Can Get Additional Information

We will be subject to and will comply with the periodic reporting Requirements of Section 12(g) of the Securities Exchange Act of 1934. We will furnish to our Shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, which is a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549,or from the Commission's internet website, www.sec.gov and searching the EDGAR database for YzApp International Inc. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Use of Proceeds

The proceeds of the offering will be approximately $1,350,000 if all of the shares are sold after deduction of expenses and possible commissions. We estimate the expenses of the offering to be approximately $20,000 primarily in legal and accounting fees. No underwriters or brokers have been engaged to sell the shares for us. However in the event an underwriter is engaged, we estimate we will pay a commission of up to ten percent. The following table sets for the Use of Proceeds assuming the sale of varying numbers of shares are actually sold.

Use of    750,000 Shares        1,500,000 Shares        3,000,000 Shares
Proceeds ($337,500 net)         ($675,000 net)        ($1,350,000 net)


Use of Funds - YzApp International Inc. (NV) for 2004
-----------------------------------------------------
                                            If 25% Sold             If 50% Sold           If 100% Sold
                                            -----------             -----------           ------------
Number of Shares                                750,000               1,500,000              3,000,000
Net Proceeds                                 $  337,500              $  675,000             $1,350,000
-------------------------------------------------------------------------------------------------------------
Operations - hard costs systems and staff    $  138,375     41       $  168,750    25       $  175,500    13
Investor Relations - hard costs and staff    $        0      0       $    6,750     1       $   81,000     6
final payment for Original ICA               $  135,000     40       $  135,000    20       $  135,000    10
Development server/software                  $        0      0       $    6,750     1       $   13,500     1
ICA Version 2 and US modifications           $   57,375     17       $  101,250    15       $   94,500     7
Com interface for Additonal Credit Bureaus   $        0      0       $  148,500    22       $  148,500    11
Marketing of ICA RE Canada                   $    6,750      2       $   13,500     2       $  189,000    14
Marketing/Launch of ICA Auto US              $        0      0       $   94,500    14       $  513,000    38
                                             ----------              ----------             ----------
                                             $  337,500    100       $  675,000   100       $1,350,000   100
                                             ==========              ==========             ==========
                                             $     0.50              $     0.50             $     0.50
Gross Proceeds                               $  375,000              $  750,000             $1,500,000
Net Proceeds (less 10% finders fee)          $  337,500              $  675,000             $1,350,000


                        Determination of Offering Price.

Our offering price of $0.50 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

                                    Dilution

Brian Jaggard, the founder of our company has 1,025,000 shares of our common stock for which no monetary value has been recorded in our financial statements. Investors should compare this to the $0.50 per share offering price in this prospectus.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of July 31, 2003, the net tangible book value of our shares of common stock was a deficit of $281,285 or approximately $0.03 per share based upon 10,748,500 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 13,748,500 shares to be outstanding will be $1,068,715 or approximately $0.08 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.11 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.08 per share being 84% dilution.

After completion of this offering, if 3,000,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately 0.36% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 78.18% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $0.05 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 12,998,500 shares to be outstanding will be $731,215, or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.09 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.06 per share or 88% dilution.

After completion of this offering, if 2,250,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .38% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 82.69% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $.05 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 12,248,500 shares to be outstanding will be $393,715, or approximately $.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.03 share or 94% dilution.

After completion of this offering, if 1,500,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .41% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 87.75% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $523,251 or approximately $0.05 per share.

     The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

     Existing stockholders if all of the shares are sold:

Price per share                                                    $  0.50
Net tangible book value per share before offering                  $ (0.03)
Potential gain to existing shareholders per share                  $  0.11
Net tangible book value per share after offering                   $  0.08
Increase to present stockholders in net tangible
book value per share after offering                                $  1,068,715
Capital contributions                                              $  1,350,000
Number of shares outstanding before the offering                      10,748,500
Number of shares after offering held by existing stockholders         10,748,500
Percentage of ownership after offering                                78.18%


     Purchasers of shares in this offering if all shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.42
Capital contributions                                               $ 1,350,000
Number of shares after offering held by public investors              3,000,000
Percentage of ownership after offering                                21.82%

     Purchasers of shares in this offering if 75% of shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.44
Capital contributions                                               $ 1,012,500
Number of shares after offering held by public investors              2,250,000
Percentage of ownership after offering                                17.31%

     Purchasers of shares in this offering if 50% of shares sold

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.47
Capital contributions                                               $ 675,000
Number of shares after offering held by public investors              1,500,000
Percentage of ownership after offering                                12.25%

                  Plan of Distribution / Terms of The Offering

We are offering up to 3,000,000 shares of common stock on a best efforts basis. The offering price is $0.50 per share. Funds from this offering will not be placed into any escrow account and will be immediately available to us.

No underwriter has been engaged to sell the shares. There are finders fees available to officers, directors, shareholders and other individuals of up to 10% provided the payment of such fees is allowed in the applicable jurisdiction(s). In no case will the total finders fee for the sale of any shares exceed 10%.

We will sell the shares in this offering through our officers and directors. They may be entitled to receive a finder's fee of up to 10% from the sale of any shares to the extent permissible by law in each jurisdiction. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     3. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the United States of America, the Canadian Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario, and/or offshore.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.


Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

     1. execute and deliver a subscription agreement
     2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to YzApp International Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Legal Proceedings

There have not been any legal proceedings, litigation or judgments against the Company. The Company is not aware of any pending litigation.



                         Market For YzApp's Common Stock
                         And Related Stockholder Matters

Market Information: Our common stock is not listed for trading on any recognized market. We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Security Holders: As of March 2004, YzApp had 40 holders of record of its common stock.

Dividend Plans: YzApp has paid no common stock cash dividends and has no current plans to do so. Investors are not likely to receive dividends from us for the foreseeable future.

There are presently 10,748,500 shares of common stock outstanding as of March 22, 2004.

Equity Compensation Plan Information

The Company has a Stock Option Plan, the "Yzapp, Inc, 2003 Stock Option Plan" the "Plan"). The Plan provides that the Board shall exercise its discretion in awarding options under the Plan, not to exceed 2,000,000 shares. The per share option price for the stock subject to each option shall be as the Board may determine. All options must be granted within ten years from the effective date of the Plan. There is no express termination date for the options although the Board may vote to terminate the Plan. This Plan was approved by Shareholders. As of March 22, 2004 options have been granted.

                            Description of Securities

Common Stock

YzApp is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of YzApp, the holders of the Common Stock are entitled to receive the net assets of YzApp in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of YzApp. The outstanding shares of Common Stock will not be subject to further call or redemption and will be fully paid and non-assessable.

Preferred Stock

YzApp is authorized to issue up to 1,000,000 shares of $.001 par value preferred stock. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of YzApp upon liquidation.

                   YzApp International Inc., and its Business

The company was incorporated as YzApp Solutions Inc., in the Province of British Columbia on August 24, 2000. Summary of Original Seed Shareholder Positions:


Founder                     Shares
---------------------       -------------------------------
Brian Jaggard               210,000 @ $0.001 per share
---------------------       -------------------------------
Eric Schmidt                30,000 @ $2.20 per share
---------------------       -------------------------------
Norbert Laakman             30,000 @ $2.20 per share
---------------------       -------------------------------
Leo Seewald                 15,000 @ $3.30 per share
---------------------       -------------------------------
Kevin McCaw                 15,000 @ $2.86 per share
---------------------       -------------------------------

During 2001, the original 300,000 shares were split 1:50 so that the total shares outstanding were 15,000,000. Subsequently in 2001, a further 500,000 shares were issued at $0.32 per share. Another 637,500 shares were issued for services received by us from individuals since the founding of YzApp. The shares for services were issued at an average price of $0.03 per share.

 In September 2001, a continuance was filed for YzApp Solutions Inc. to continue operations out of British Columbia and into Canadian federal jurisdiction under the Canada Business Corporations Act. The continuance was ratified by shareholders and came into effect on October 3, 2001. On September 30 2003, YzApp Solutions Inc., a federally incorporated Canadian company was reorganized via a 2:1 share swap. The purpose of the reorganization was to move the share holdings to the Nevada-based YzApp International Inc. The total number of shares outstanding for YzApp International Inc. at October 31, 2003 was 10,748,500.

Description of Business.

Our Product

Our software application service provider of software solutions delivered via the Internet. Our current product is a credit application completion software named the Intelligent Credit Application. We developed this credit application software by codifying the decision-making process of a live credit analyst. We developed the software for credit applications used in the retail automotive market and the motorized recreational equipment market. There are two versions of the software, first the Intelligent Credit Application for use by automobile dealers and the second is called SalesMax, which is a customized version of the ICA for use by the motorized recreational equipment market. In addition to these products, there are thick client versions of the software for use by dealers and brokers and thin client versions for use by consumers. Thick client installs software onto a dealer or broker's personal computer while the thin client can be operated from a web browser such as Microsoft's Internet Explorer.

Most retailers of automobiles and recreational equipment products have access to indirect lending sources. Indirect lenders are financial institutions that finance automobiles and equipment without the buyer visiting the financial institution directly. The retailers are also known as dealers. The dealers are required to gather the credit application information and submit this information to the financial institutions for approval. The financial institutions are also known as lenders. Major lenders in Canada include TD Canada Trust, the Bank of Montreal, the Canadian Imperial Bank of Commerce, Scotiabank, RBC Royal Bank and the Laurentian Bank.

The reason that dealers prefer to use indirect lenders is because they are more likely to complete a sale of their product if they can assist the buyer with financing. The majority of automobile and recreational equipment purchases are financed since most consumers do not have cash available to purchase these products. Dealers also prefer to use indirect lenders because they have to opportunity to add insurance and extended service products to the retail finance and lease contracts. Insurance and warranty companies pay the dealers a commission based on the sale of these products.

All versions of our software gather information that either paper-based or electronic credit applications require in order for a lender to make a credit decision. Our software contains electronic versions of the lenders credit applications so that the information we gather from applicants can be transposed to the specific credit applications used by the lenders. The licensee of our software then may submit to the lender of choice. The credit application will be sent to the lender in either a paper or electronic fax format. Lenders may also choose to receive the information electronically directly into their own credit systems. We will use Simple Object Access Protocol, otherwise known as SOAP to transfer data from our system to lenders systems.

Our Market

Our initial focus will be on the Canadian Bombardier dealers due to their relationship with the Sawka Group. The Sawka Group is the primary provider of insurance and extended service contracts for Bombardier Canada. It was through the Sawka Group that Bombardier and their dealer council endorsed the use of SalesMax for the Canadian dealers.

The statistics for Bombardier specifically clearly indicate we are entering the RE market with one of the largest firms in that sector. Some of the Bombardier facts as of 2001:

     -    180,000 new units sold equaling 29% of the market for snowmobiles
     -    85,500 new units sold equaling 43% of the market for watercraft
     -    25,000 units sold equaling 4% of the market for ATV units
     - With the recent acquisition of Evinrude and Johnson Outboard motors Bombardier had 13% of the 338,000 units sold in North America
     - Bombardier's Seadoo line is the definite leader in North American market
     - Total combined value of these product lines were $2 billion for the year ending January 31, 2001.

We intend to market our product to the 350 Bombardier dealers in Canada as well as other recreational equipment dealers, marine dealers and used car dealers.

The ICA launch also targets the automotive retailing industry. Over 24M automobiles, new and used, are financed annually in the United States. Globally, 52M vehicles are financed (with an estimated dollar value of 1.3 trillion). The revenue potential for our services in the North American automobile industry is $372 million based on license fees and total transactions. It is our intention to focus on the Canadian dealers of used automobiles prior to a launch in the US market. Our products will require further customization in order to enter the US market due to the use of multiple credit bureaus as well as the unique fields required in the credit application itself. We estimate it will require between $100,000 and $150,000 in order to prepare our software for the US launch. It will also require between one and three months development time before we are ready to launch in the US.

Our Distributions Methods

The Sawka Group 10 sales people located in the major population areas of Canada. This will allow us to market the software coast to coast. The customers are able to download and install our software from our server located in Burnaby, British Columbia. However, the main components of the software remain on our server and customers must connect to this server in order to complete the credit applications. They are required to have Microsoft's Windows 98 or higher in order for the system to run on their personal computer. They will also need to either have or install WinFax Pro in order to fax the credit applications to lenders.

The Sawka Group sales people already have a relationship with the Bombardier dealers due to their agreement to provide insurance and extended service products with Bombardier Canada. They intend to sell the SalesMax software to the Bombardier dealers since it has been pre-loaded with their insurance and extended service products. Dealers using the SalesMax software will then be able to add these products to financing contracts. The insurance and extended warranty products sold to Bombardier customers can increase the gross profit on recreational equipment sales by over 100% so the dealers have a strong incentive to add these product to the finance contracts.

We will also use agents and independent sales representatives to market our software to non-Bombardier recreational equipment dealers, used car dealers and marine dealers in Canada. We have not yet chosen any US partners, agents or distributors.

Our Intellectual Property

The intellectual property of our company is the unique expert system developed by ourselves and Inglenet. The software is protected by a source code that is currently held by Inglenet. The Intelligent Credit Application decision logic was developed with the assistance of faculty members from Simon Fraser University. Early design of the software was completed with Orbital Technologies in Vancouver, BC. This work was further developed into a product requirements document by Inglenet. Upon approval of this document by our company, Inglenet was then contracted to produce Technical Design and User Interface Screenflow documents. Once these documents were completed, programmers from Inglenet were then able to begin software development.

Although our company has ownership of the software systems developed for us by Inglenet, Inglenet will hold the source code for the software until we have completed payment for the software development. This means that we rely on Inglenet for any changes or modifications to the current system.

Competition

Competitors to our products are currently following a portal model. A portal model may be described as a group of lenders assembled by a software company whereby the software company is the intermediary for the dealers. Companies following this model include Curomax and Creditwave in Canada. In the US, the companies providing this service include Credit Management Services Inc. that was recently acquired by their competitor DealerTrack.

Potential competitors may enter the market from the supplier side. These would include lenders and credit bureau service providers. Our company is currently the only service provider in the industry that is not tied to specific lenders.

Number of Employees

Due to the outsourcing of the software development to Inglenet and distribution provided by the Sawka Group, our company has only two employees: Brian Jaggard and Douglas Dunn.


Description of Property.

The Company utilizes the residence of its President, Mr. Brian Jaggard, for offices. No monthly fee is paid for rent.


                                   Management

The executive officers and directors of the Company and their ages are as follows:

                                                       Held
Name              Age      Position                    Position Since
----              ---      --------                    --------------
Brian Jaggard     43       President, Chief Exec.      August, 2000
                           Officer, Chief Financial
                           Officer, Dir.

Douglas Dunn      44       Chief Operations Officer,   May, 2001
                           Director

Carl Lacey        56       Director                    February, 2003


The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors. There are no family relationships between the directors.

Business Experience

Board of Directors/Executive Officers

Mr. Jaggard has 20 years experience as a financial manager and analyst in the automotive industry. He has built and led teams that worked successfully to improve the financial performance of large, multi-national companies such as Ford, Volkswagen, and Toyota.

While he was Manager of Branch Credit for Toyota Credit Canada Inc. from 1997 to 2000 in Richmond BC, he was responsible for funding up to $35 million per month in receivables to individuals as well as to small and medium-size businesses. Prior to his three years with Toyota, he spent four years as Manager, Western Canada for Volkswagen Credit Canada (Richmond BC). He was National Credit Manager for Pacific National Leasing Corporation from 1990 to 1993 in Vancouver BC. During his eight year career with Ford Credit in Vancouver and Toronto, Brian successfully managed a highly profitable $700 million portfolio.


Summary of previous 5 years work experience:

     - October 2003 to Present: President and CEO of YzApp International Inc., Langley British Columbia, Canada.
     - August 2000 to Present: President and CEO of YzApp Solutions Inc., Langley British Columbia, Canada
     - March 2000 to August 2000: Contracted to develop an e-commerce business plan for Multiland Investments
          Inc., Richmond British Columbia, Canada
     - March 1997 to March 2000: Branch Credit Manager, Toyota Credit Canada Inc., Richmond British Columbia, Canada

Mr. Dunn is a marketing professional with 17 years experience providing marketing and development expertise to a corporate, government and non-profit sector clientele.

Mr. Dunn has served as a Director of Knexa.com Solutions Inc., a publicly traded firm on the CDNX (now the TSX). Mr. Dunn has also held Directorships in over 20 Non-Profit organizations the majority operating as Federally Registered Charities in Canada. His only current Directorship is with the Underwater Council of British Columbia, with who he is in charge of strategic planning.

Summary of previous 5 years work experience:

     - October 2003 to Present: COO of YzApp International Inc., Langley British Columbia, Canada.
     - May 2001 to Present: COO of YzApp Solutions Inc., Langley British Columbia, Canada
     - January 1999 to May 2001: Director, Recording Secretary, Vice-President Marketing of Knexa.com Enterprises Inc., Vancouver British Columbia, Canada
     - August 1996 to December 1998: District Manager at Entertainment Publications Ltd., Vancouver British Columbia, Canada

Mr. Lacey has lived in Canada for the past year. Prior to this, he resided in the Grand Bahamas for 7 years. Residency in the Grand Bahamas requires bank references, minimum net worth, and an Interpol check in 14 countries. He has used his connections throughout North America to raise money for Canadian and American start-up companies.

Summary of previous 5 years work experience:

     - March 2003 to Present: Director of YzApp International Inc., Langley British Columbia, Canada
     - October 2003 to Present: Director of YzApp Solutions Inc., Langley British Columbia, Canada
     - March 2001 to December 2002: Raised venture capital for STI Street Light Technologies, Victoria British Columbia, Canada
     -    1995 to March 2001: Retirement/Investment activities, Grand Bahamas

                 Security Ownership of Certain Beneficial Owners
                                and of Management

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 10,748,500 shares which are presently outstanding. The table also shows the number of shares of common stock beneficially owned as of March 2004, by each individual directors and executive officers and by all directors and executive officers as a group.

                                                   Percentage Ownership
Name/Address*         Title             Shares    Prior to/After Offering
-------------         -----             ------    -----------------------
Brian Jaggard         Pres., CEO,     1,025,000(1)        9.54/7.46
6584 Willoughby Way   CFO, Director
Langley BC Canada

Douglas Dunn          COO, Director     274,000           2.55/1.99
Suite 48
8863 216th St
Langley BC Canada

Michael Smallwood     Secretary          10,000           0.09/0.07
969 Kennedy Avenue
North Vancouver BC
Canada

Carl Lacey            Director            NONE
Suite 308
2025 Oak Bay
Victoria BC
Canada

Officers & Directors]
(4 Individuals)                       1,309,000          12.18/9.52


*The address for the officers and directors is that of YzApp International Inc., 6584 Willoughby Way, Langley, B.C., Canada V2Y 1K4

Does not include 4,000,000 shares in the name of Silver Top Development Trust, a charitable trust established by Mr. Jaggard for which he disclaims any control or beneficial ownership.

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal year ending July 31, 2003, the compensation awarded or paid by YzApp to its Chief Executive Officer and any of the executive officers whose total salary and bonus exceeded $100,000 US during such year:

------------------------------------------------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------- -------------------------------------- ----------
                                                                              Long Term Compensation
-------------------------------- ------------------------------------- -------------------------- ----------- ----------
                                         Annual Compensation                    Awards            Payouts
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------
                                                             Other                                               All
                                                            Annual     Restricted    Securities                 Other
  Name and Principle                                         Comp-        Stock      Underlying      LTIP       Comp-
       Position                    Salary       Bonus      ensation     Award(s)    Option/SARs    Payouts    ensation
                          Year       ($)         ($)          ($)          ($)          (#)          ($)         ($)
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------
Brian Jaggard
President, COO           2003     $32,608        0            0            0             0           0           0
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------

     No other executive officer earned more than $100,000 US during the most recent fiscal year.

Employment Agreements and Executive Compensation

YzApp does not have written employment agreements with its executive officers. Brian Jaggard, the President and Chief Executive Officer is paid cash compensation at the rate of $48,000, per annum.

Compensation of Directors

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.

Other Arrangements

YzApp has the YzApp International Inc., 2003 Stock Option Plan that was adopted on October 2003. The purpose of the Plan is to advance the business and development of YzApp and its shareholders by affording to the employees, directors and officers of YzApp the opportunity to acquire a proprietary interest in YzApp by the grant of Options to such persons under the Plan's terms. The 2003 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of October 2003, no options have been granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which YzApp had sold its common stock.


Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with YzApp, or from a change in the control of YzApp.

Transactions with Management

In September 2003, the shareholders of YzApp Solutions Inc., a Canadian Business Corporation organized under the federal laws of Canada agreed to exchange 100% of the common stock of the Canada corporation for 9,520,000 shares of the common stock in the Nevada corporation, YzApp International Inc. Brian Jaggard and Douglas Dunn are the founders and Mr. Jaggard is the major shareholder of the Canadian corporation. Brian Jaggard and Douglas Dunn are also the founders of YzApp International Inc., and Mr. Jaggard is the major shareholder. Brian Jaggard received 1,025,000 shares, Douglas Dunn received 274,000 shares, and Michael Smallwood received 10,000 shares as a result of the exchange.

Mr. Dunn is receiving compensation of approximately $3,250 monthly in cash for his services to the company. Mr. Dunn may elect to receive shares in lieu of cash at the current offering price of the shares. In addition, Mr. Dunn is compensated with additional shares from time to time. The total number of shares issued to Mr. Dunn is 274,000.

During 2001, Brian Jaggard transferred 8,000,000 of his shares to Silver Top Development for the purposes of establishing a charitable trust. The trustee is Venture Charters Association Inc. of Laughlin, Nevada. These shares were exchanged as part of the September 2003 2:1 reorganization. Silver Top Development Company trust now holds 4,000,000 shares in the company.

Indemnification of Officers and Directors
From Liability under the Securities Act of 1933

The YzApp By-Laws permit YzApp to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this prospectus, YzApp will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.


                                 Transfer Agent

The Transfer Agent with respect to the Shares is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240 Las Vegas, NV 89119 (702) 361-3033.

                                  Legal Matters

The legality of the Securities of YzApp offered will be passed on for us by Dennis Brovarone, Attorney at Law, Littleton, Colorado.

                              Independent Auditors

The balance sheet as of July 31, 2003 and the related statements of operations, shareholders equity, and cash flows for the fiscal period ended July 31, 2003, have been included herein in reliance on the report of N.I. Cameron Inc., Chartered Accountants given on the authority of that firm as experts in auditing and accounting.

                Management's Discussion and Analysis of Financial
                        Statements and Plan of Operation

Our operation activities are related primarily to the research, development and marketing of our interactive credit application called the Intelligent Credit Application or "ICA". There are two versions of this application, one for use by retailers and financial institutions and another simplified version for consumers or those unfamiliar with computers or software. These two versions are called the ICA Business Office also known as SalesMax and the ICA Weblink respectively.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. We are a start-up stage corporation and have not started operations or generated or realized any significant revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website and source out customers to buy our products. We believe the technical aspects of our software are sufficiently developed to use for our operations at present. Additional customised versions can be available within 90 days from the completion of our offering.

We anticipate our current sales commitments will begin cash flow this year. However, this may not occur in the event that the commercial introduction of the software is delayed or other problems occur. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and continue our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months.

We will not begin customisation of the existing software until we raise money from this offering unless the cost of the customization is advanced by a customer. If the cost of the customization is advanced by the customer, we expect to enter into an agreement to provide the customized version exclusively to that customer for the recreational equipment market. We will retain the right to market other versions of the software for non recreational equipment markets and for recreational equipment markets outside Canada.

We rely heavily on the support of our software outsourcing company. This company is owed the balance of the original cost of software development. To secure our indebtedness to them, they hold the source code. This means that we are unable to make significant changes in the software without their participation. Until we have satisfied this debt, we are required to use their development team for upgrades and customization. This limits our ability to search for competitive quotes or to make any changes or modifications with internal software engineers. If we raise sufficient funds in this offering, we will make arrangements to satisfy this indebtedness and exclusively hold the source code.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to expand operations but we cannot guarantee that once we begin the expansion we will stay in business after operations have commenced. If we are unable to secure a suitable arrangement with our software outsourcing firm for upgrades and customization or enough customers willing to buy the products at higher than the cost of our fixed and variable expenses, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy.

If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Critical Accounting Policies And Estimates

The SEC has recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management's most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. We believe the accounting policies below represent our critical accounting policies as contemplated by FRR
60. See Note 2 of the Notes to Consolidated Financial Statements for a detailed discussion of these and other accounting policies.


Allowances for Doubtful Accounts Receivable.

We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgements and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of our customers deteriorates resulting in an impairment of their ability to pay or a pattern of late payment develops, allowances may be required.

Provisions For Obsolescence

We may need to record a provision for estimated obsolescence for the software developed to date. Our estimates would consider the cost of the software development to date, new developments within the industry and our historical experience. If there are changes to these estimates, provisions for software obsolescence may be necessary.

Results From Operations

For the period from August 24, 2000 to July 31, 2001, July 31, 2002 and July 31, 2003 and for the six months ended January 31, 2004

Since the company is in the start-up phase of operations, sales and revenues have been insignificant. The company is anticipating that it will move from a research and development stage to a commercial stage in the fiscal 2004 period.

Revenue for the period between August 24, 2000 and July 31, 2001 were $2,060 compared to $993 for the 2002 period, and $35,354 for the 2003 period. Revenue for the six months ended January 31, 2004 were $1,750. Our sales were primarily from one customer to prepare a Product Requirements Document. This customer experienced difficulties with suppliers within his industry and defaulted on the second half of his payment in November 2002. These difficulties appear to have been resolved and the company has collected the second half of the payment over the past six months.

Operating expenses for the period ending July 31, 2003 were $279,291, down from $317,495 in the 2002 period. We issued over 1,450,000 shares. Operating expenses for the six months ended January 31, 2004 were $54,815 with sales and marketing expense of $35,595 representing approximately 65% of the operating expenses.

Revenue of $34,655 at July 31, 2003 and of $1,750 at January 31, 2004 has been described as consulting revenue. These were funds received from the Sawka Group of Companies so that we could modify the software for a SalesMax version suitable for their Bombardier and recreational equipment dealers.

Plan Of Operations

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will continue to conduct product research and development. We do not expect to purchase or sell plant or significant equipment. Further we do expect to increase the number of employees. Upon completion of our public offering, our specific goal is to develop and customize our software internally for introduction to other markets and international expansion. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin expanded operations until we have closed this offering. We intend to concentrate the majority of our efforts on raising as much capital as we can during this period.

2. After completing the offering, we will immediately extinguish our indebtedness to our software outsourcing company. We do not intend to expand office space or purchase significant additional equipment. We may enter into long term contracts for software engineering services from our current outsource firm or hire internal software engineers. Our officers and directors will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3. After completing our offering, we intend to contact and negotiate with large financial institutions to use our software to improve their current decision-making process. Additionally, we will offer our software to smaller financial institutions as a method to channel more credit offerings to their branches than is currently possible. Although we have signed one contract with the Sawka Group of Companies to provide our software to the recreational equipment dealer market in Canada, we intend to enter into agreements with similar companies in non-competitive market segments. We believe we should have additional contracts signed 90 days of completion of this offering. The execution of additional contracts with suppliers and the development of the software will be ongoing during the life of our operations. As more products are added and as our customer base expands, we will have to be continually upgrading the software. We believe that it will cost up to $100,000 in to customize various versions of the software and an additional one-time cost of $200,000 to modify the software for access to 85 additional credit bureaus. Once we have customized the software for access to 85 additional credit bureaus, we will be able to launch our products into the USA and most Western markets. The initial operation of the software is now ready and a customized version specifically for use by Recreational Equipment dealers was launched on November 10, 2003. We are currently installing the software directly into recreational equipment dealers in Canada as directed by the Sawka Group of Companies in partnership with Bombardier Canada. As additional contracts are signed with suppliers, we will up-grade the software. Upgrades will be ongoing during the life of our operations. In addition to offering software services, we will pass on the results of our software analysis to financial institutions for comparison to their existing systems.

4. As soon as our software is operational at a core group of recreational equipment dealers, we will begin to market our software in the United States and in Canada through alliances with suppliers to the financial services industry. We intend to target manufacturers of recreational equipment in Canada and the United States as well as financial institutions that service recreational equipment dealers. We believe that it will cost a minimum of $94,500 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $418,500 to our marketing program. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from receipt of necessary funding.

5. Part of our marketing program includes finding and securing contracts with experienced agents. The recreational equipment and financing industries have large numbers of experienced agents and consultants. Sourcing customers may consist of cold calls to manufacturers, leveraging contacts with existing dealers, and contractual relationships with financial institutions. This process will start as soon as funding is available and will be ongoing during the life of our operations. Sourcing customers may consist of telephone surveys and may contain questions that would determine the marketing approach and acceptability of specific products. It will also involve research into existing customers and leveraging their finance sources.

6. Within 90 days from the initial launch of customized Recreational Equipment version of the ICA, we believe that we will have enough revenues to cover our operating costs, not including upgrades and continued research and development.

7. Once the software is fully implemented in the Recreational Equipment sector; we intend to expand operations into the United States. We intend to hire at least one consultant/agent working and living in the United States for this purpose. The consultant/agent will be responsible for securing contracts with US Recreational Equipment dealers and financial institutions.

In summary, we should be in full operation and our software submitting credit applications to financial institutions within 90 days of completing our offering. We estimate that we will generate enough revenue within 180 days to cover the fixed and variable cost of operations.

Until our software is processing a large number of credit applications, we do not believe that large financial institutions will be interested in taking advantage of the full capabilities of our product. We believe, however, that once our software is processing a large number of credit applications and we have developed at significant base of dealership customers, large financial institutions will find it in their best interests to contribute to the cost of software development and links to their proprietary systems.

Year Ended July 31, 2003 And 2002

Fiscal Revenue

Our company, as a development stage enterprise, has received negligible revenues for 2002 and some revenues from the Sawka Group of Companies so that we could modify our existing software product for use by the Sawka Group. The modified version is known as SalesMax. We received $34,655 from the Sawka Group in our fiscal 2003 as their contribution to those modifications.

Operating Expenses

Our operating expenses were $317,495 and $279,291 in 2002 and 2003 respectively. There was a net loss of $316,502 in 2002 compared to a net loss of $243,937 in 2003.

Liquidity And Capital Resources

We sold 1,451,250 shares of common stock to investors in our fiscal year ended July 31, 2003 for services valued at $91,991. We believe we have sufficient capital to support our business and operations for at least the next 12 months. We anticipate utilizing approximately $256,500 in the next twelve months to attempt to increase the sales of our products by customizing our software product for the US market. These can be no assurance that such expenditures will result in significant increase in the sales of our product.

Seasonality

Our operations are subject to seasonal fluctuations. Use of our software will increase in the Spring months in most markets and likely result in our sales from April to September and December to January being greater than February to March and October to November. Additionally, the Recreational Equipment market is subject to fluctuation based on economic conditions.

                Special Note Regarding Forward-Looking Statements

Some of the statements contained in this document discuss future expectations, contain projections of future operations or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

     o The success or failure of management's efforts to implement our business strategy;
     o    The uncertainty of demand for our products;
     o    Introduction of competitive products which may be superior to ours;
          and
     o Our ability to attract and retain key software engineers and quality employees

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

Financial Statements.



INDEX TO FINANCIAL STATEMENTS

AUDITED STATEMENTS OF YZAPP INTERNATIONAL INC.
FOR FISCAL YEAR ENDED JULY 31, 2003                                     F-1

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
OF YZAPP INTERNATIONAL INC. FOR SIX MONTHS ENDED JAN 31, 04             F-8

AUDITED STATEMENTS OF YZAPP SOLUTIONS INC.
FOR FISCAL YEAR ENDED JULY 31, 2003                                     F-11

PRO FORMA FINANCIAL STATEMENTS
SHOWING THE EFFECT OF THE REORGANIZATION                                F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
YzApp International Inc.


We have audited the accompanying balance sheet of YzApp International Inc. (a development stage enterprise) as of July 31, 2003 and the related statements of operations, stockholders' equity and cash flows for the period from December 26, 2002 (date of incorporation) to July 31, 2003. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2003 and the results of their operations and their cash flows for the initial period then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue producing operations to date. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. These matters raise doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                        /s/ N.I. Cameron Inc.
                                        -------------------------------
VANCOUVER, B.C.                         CHARTERED ACCOUNTANTS
February 16, 2004



                            YzApp International Inc.
                        (a development stage enterprise)
                                  Balance Sheet
                                  July 31, 2003
                           (expressed in U.S. dollars)


                                     ASSETS

CURRENT ASSETS
   Cash                                                                  $ 30,924
   Accounts receivable                                                          4
   Due from YzApp Solutions Inc. (Notes 1 and 3)                          114,829
                                                                         --------

TOTAL ASSETS                                                             $145,757
                                                                         ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Income taxes                                                          $  1,726
                                                                         --------


STOCKHOLDERS' EQUITY
   Capital Stock (Notes 1 and 4)
       Authorized:
            50,000,000 common shares with a par value of $0.001 each 1,000,000 preferred shares with a par value of $0.001 each

       Issued:
              1,228,500 common shares                                       1,229
       Additional paid-in capital                                         133,021
       Retained Earnings                                                    9,781
                                                                         --------
TOTAL STOCKHOLDERS' EQUITY                                                144,031
                                                                         --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $145,757
                                                                         ========





   The accompanying notes are an integral part of these financial statements.

                            YzApp International Inc.
                        (a development stage enterprise)
                             Statement of Operations
                  For the Initial Period from December 26, 2002
                    (date of incorporation) to July 31, 2003
                           (expressed in U.S. dollars)



EXCHANGE GAIN                                                 $  11,620

EXPENSE
     Bank charges                                                   113
                                                              ---------

INCOME BEFORE INCOME TAXES                                       11,507

     Income taxes                                                 1,726
                                                              ---------

NET INCOME FOR THE PERIOD                                     $   9,781
                                                              =========



   The accompanying notes are an integral part of these financial statements.


                            YzApp International Inc.
                        (a development stage enterprise)
                        Statement of Stockholders' Equity
                  For the Initial Period from December 26, 2002
                    (date of incorporation) to July 31, 2003
                           (expressed in U.S. dollars)


                                                                            Additional                             Total
                                               Number of                       Paid-in       Retained      Stockholders'
                                                  Shares        Amount         Capital       Earnings             Equity
                                         ---------------- ------------- --------------- -------------- ------------------

Common stock issued for cash                   1,228,500       $ 1,229       $ 133,021          $   -          $ 134,250

Net income for the initial period
     period ended July 31, 2003                        -             -               -          9,781              9,781
                                         ---------------- ------------- --------------- -------------- ------------------

Balances, July 31, 2003                        1,228,500        $1,229       $ 133,021         $9,781          $ 144,031
                                         ================ ============= =============== ============== ==================



   The accompanying notes are an integral part of these financial statements.

                            YzApp International Inc.
                        (a development stage enterprise)
                             Statement of Cash Flows
                  For the Initial Period from December 26, 2002
                    (date of incorporation) to July 31, 2003
                           (expressed in U.S. dollars)



Cash Flows Provided by Operating Activities
     Net income                                                    $      9,781
     Changes in operating assets and liabilities
         Accounts receivable                                                (4)
         Income taxes payable                                             1,726
                                                                   ------------

     Net cash provided by operating activities                           11,503
                                                                   ------------

Cash Flows Used in Investing Activities
     Advances to YzApp Solutions Inc.                                 (114,829)
                                                                   ------------

     Net cash used in investing activities                            (114,829)
                                                                   ------------

Cash Flows Provided by Financing Activities
     Proceeds from issuance of common stock                             134,250
                                                                   ------------

     Net cash provided by financing activities                          134,250
                                                                   ------------

Net Increase in Cash and Cash at End of Period                     $     30,924
                                                                   ============




   The accompanying notes are an integral part of these financial statements.

                            YzApp International Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements
                                  July 31, 2003
                           (expressed in U.S. dollars)


1.   FORMATION AND BUSINESS OF THE COMPANY

     YzApp International Inc. (the "Company") was incorporated in the State of Nevada on December 26, 2002. The Company is a development stage enterprise and was incorporated with the purpose of acquiring the operations of YzApp Solutions Inc. YzApp Solutions Inc. is a Canadian development stage enterprise engaged as an application service provider acting as a conduit between retailers and financial institutions.

     Subsequent to July 31, 2003, the Company did in fact acquire all the issued and outstanding shares of YzApp Solutions Inc. in exchange for 9,520,000 common shares of the Company. The business consideration will be accounted for as a reverse takeover whereby the consolidated financial statements will be issued under the name of the Company but described in the notes and elsewhere as a continuation of YzApp Solutions Inc. and not the Company.

     Going Concern
     -------------

     The accompanying financial statements have been presented assuming the Company will continue as a going concern. At July 31, 2003, the Company had no revenue producing operations. At the date of this report, the Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or merge with a revenue-producing venture partner.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepting accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment by management.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     (a) Foreign Exchange
         ----------------

         Unless otherwise sated, all amounts are in United States dollars. All asset and liability accounts have been translated using the exchange rate as at July 31, 2003 and all revenues and expenses have been translated using the average exchange rate for the period. The rates used were as follows:

                           (equivalent CDN $ per U.S. $)        2003
                                                               -----

                           Average rate                        .6926
                           July 31 exchange rate               .7118

                            YzApp International Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements
                                  July 31, 2003
                           (expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (continued)

     (b) Income Taxes
         ------------

         The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.


3.   DUE FROM YZAPP SOLUTIONS INC.

     The amount due from YzApp Solutions Inc. is interest-free and has no terms of repayment.


4. CAPITAL STOCK

     (a) During the period ended July 31, 2003, the Company issued 1,228,500 common shares for cash proceeds of $134,250.

     (b) Subsequent to July 31, 2003, the Company received share subscriptions to purchase 39,286 common shares for cash proceeds of $11,750.


5.   FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments consist of cash, accounts receivable, due from YzApp Solutions Inc. and income taxes payable. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

YZAPP INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEET

Six Months Ended January 31, 2004
                                                                    (US Dollars)
                                                                       6 MTHS
                                                                      01/31/04
                                                                      unaudited
                                                                   -------------
                                     Assets
Current
   Cash                                                               $  14,064
   Accounts receivable                                                   19,779
   Due from Solutions
   Prepaid expense                                                        4,862
                                                                      ---------
                                                                      $  38,705

Property, Plant and Equipment                                            20,617
                                                                      ---------

Total Assets                                                          $  59,322
                                                                      =========

                                   Liabilties
Current
   Accounts payable                                                   $ 203,151
   Income taxes payable                                                   1,726
   Due to International
   Current portion of long-term debt                                      5,715
                                                                      ---------
                                                                      $ 210,592

Long-term Debt                                                            3,559
                                                                      ---------

Total Liabilities                                                     $ 214,151
                                                                      ---------

                         Stockholders' Equity (Deficit)

Common stock                                                             10,749

Additional paid-in capital                                              658,780

Retained earnings (deficit)                                            (815,716)

Equity adjustment for foreign currency translation                       (8,642)
                                                                      ---------
                                                                      ($154,829)
                                                                      ---------

                                                                      $  59,322
                                                                      =========



YZAPP INTERNATIONAL INC.
CONSOLIDATED STATEMENT OF OPERATIONS

Six Months Ended January 31, 2004

                                          (US Dollars)
                                             6 MTHS
                                            01/31/04
                                           unaudited
                                          -------------
Revenue
  Consulting fees                               $1,750
  Interest and other revenue                         0
  Exchange gain                                  2,353
                                          -------------
                                                $4,103
                                          =============
Expenses
  Research and development
  Sales and marketing consulting                35,595
  Management fees                                3,500
  Marketing                                          0
  Professional fees                                781
  Website hosting and server management          4,293
  Travel                                         2,328
  Bank charges and interest                        454
  Conferences                                        0
  Technical support                                  0
  Office                                         4,523
  Feasibility study                                  0
  Wages and benefits                                 0
  Automobile                                     1,159
  Advertising and promotion                        550
  Internet and telephone                         1,391
  Insurance                                          0
  Loss on disposal of equipment                      0
  Interest on long-term debt                         0
  Dues and subscriptions                           241
  Depreciation                                       0
                                          -------------
                                               $54,815
                                          -------------
Loss Before Income Taxes for the Period       ($50,712)
  Income taxes
                                          -------------

Net Income (Loss) for the Period              ($50,712)
                                          =============

YZAPP INTERNATIONAL INC.
CONSOLIDATED CASH FLOW

Six Months Ended January 31, 2004
                                                                    (US Dollars)
                                                                       6 MTHS
                                                                      01/31/04
                                                                      unaudited
                                                                    ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
     Net loss                                                          ($50,712)
     Adjustments to reconcile net loss to net cash used in
     operating activities
       Depreciation
       Loss on disposal of equipment
       Expenses paid with common stock
     Changes in operating assets and liabilities
       Accounts receivable                                               13,282
       Prepaid expenses                                                    (700)
       Accounts payable                                                 (12,309)
     Net cash used in operating activities                              (50,439)

CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchase of property, plant and equipment                         $     --
     Net cash used in investing activities                                   --

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Proceeds from issuance of common stock                              39,900
     Advances from (to) shareholder
     Net increase (decrease) in long-term debt
     Advances from Yzapp International Inc.
     Net cash provided by financing activities                           39,900

EFFECT OF CHANGE RATES ON CASH                                           (8,642)

NET INCREASE (DECREASE) IN CASH                                         (19,181)

CASH BEGINNING OF PERIOD                                                 33,245

CASH END OF PERIOD                                                     $ 14,064




   The accompanying notes are an integral part of these financial statements.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
YzApp Solutions Inc.

We have audited the accompanying balance sheets of YzApp Solutions Inc. (a development stage enterprise) as of July 31, 2003 and July 31, 2002, the related statements of operations, stockholders' equity and cash flows for the two years then ended and for each of the periods from August 24, 2000 (date of incorporation) to July 31, 2003 and 2002. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2003 and July 31, 2002, and the results of their operations and their cash flows for the two years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced accumulated losses and has had no material revenue producing operations to date. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. These matters raise doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        /s/ N.I. Cameron Inc.
                                        -------------------------
                                        CHARTERED ACCOUNTANTS
VANCOUVER, B.C.
October 24, 2003




                              YzApp Solutions Inc.
                        (a development stage enterprise)
                                 BALANCE SHEETS


Years ended July 31, 2003 and 2002
Three Months ended October 31, 2003 and 2002
                                                                         (US Dollars)

                                                                  FYE 07/31/03  FYE 07/31/02


                                                                  ------------  ------------
ASSETS
Current
     Cash                                                            $   2,321     $  13,082
     Accounts receivable                                                33,057         3,636
     Prepaid expenses                                                    4,162         3,187
        Current assets                                                  39,540        19,905
                                                                      --------      --------

Property and equipment, net  [Note 2,4, 5]                              20,617        23,288
Goodwill [Note 5]
                                                                      --------      --------

Total assets                                                         $  60,157     $  43,193
                                                                     =========     =========

LIABILITIES
Current
     Accounts payable and accrued expenses                           $ 217,339     $ 136,027
     Due to stockholder (Note 3)                                            --
     Due to Yzapp International Inc (Note 6)                           114,829       123,172
     Current portion of long-term debt (Note 5)                          5,715         4,920
                                                                      --------      --------
       Current liabilities                                             337,883       140,947

Long-term debt (Note 5)                                                  3,559         8,230
                                                                      --------      --------

Total liabilities                                                      341,442       149,177
                                                                      --------      --------


SHAREHOLDERS' EQUITY (DEFICIENCY)
Capital stock (Note 6)
     Authorized:
       Unlimited number of common shares with no par value Issued:
       19,040,000 common shares (2002-16,137,500 shares)             $ 495,379     $ 403,388
Deficit                                                               (753,670)     (509,733)
Equity adjustment for foreign currency translation                     (22,994)          361
                                                                      --------      --------
Total shareholders' equity (deficiency)                               (281,285)     (105,984)
                                                                      --------      --------

                                                                     $  60,157     $  43,193
                                                                     =========     =========

COMMITMENTS (Note 11)



   The accompanying notes are an integral part of these financial statements.


                              YzApp Solutions Inc.
                        (a development stage enterprise)
                            STATEMENT OF OPERATIONS



Years ended July 31, 2003 and 2002
Three Months ended October 31, 2003 and 2002                            (US Dollars)

                                                                 FYE 07/31/03    FYE 07/31/02


                                                                 ------------    ------------
REVENUE
     Consulting fees                                               $  34,655       $     264
     Interest and other revenue                                          699             729
                                                                   ---------       ---------
                                                                      35,354             993
                                                                   ---------       ---------


EXPENSES
     Research and development                                      $      --       $ 148,876
     Sales and marketing consulting                                  147,124          46,716
     Management fees (Note 3)                                         32,608          17,834
     Marketing                                                            --          24,273
     Professional fees                                                19,941           8,870
     Website hosting and server management                            16,834          10,986
     Travel                                                            5,083          13,264
     Bank charges and interest                                        20,831             961
     Conferences                                                         285          15,620
     Technical support                                                10,409           5,751
     Office                                                            6,193           5,912
     Feasibility study                                                    --              --
     Wages and benefits                                                   --              --
     Automobile                                                        4,385           3,313
     Adverising and promotion                                          2,439           3,571
     Internet and telephone                                            3,327           2,977
     Insurance                                                           760             707
     Loss on disposal of equipment                                        --           2,017
     Interest on long-term debt                                          947             739
     Dues and subscriptions                                              739             473
     Depreciation                                                      7,386           4,635
                                                                   ---------       ---------
                                                                     279,291         317,495
                                                                   ---------       ---------

LOSS FROM OPERATIONS FOR THE PERIOD                                $(243,937)      $(316,502)
                                                                   =========       =========





   The accompanying notes are an integral part of these financial statements.

                              YzApp Solutions Inc.
                        (a development stage enterprise)
                  Statements of Stockholders' Equity (Deficit)
      For the Periods Ended July 31, 2003, July 31, 2002 and July 31, 2001
                           (Expressed in U.S. dollars)




                                                                                         Equity          Deficit
                                                                                     Adjustment      Accumulated
                                                                                   From Foreign           in the            Total
                                                   Number of                           Currency      Development    Stockholders'
                                                      Shares           Amount       Translation            Stage           Equity
                                              --------------- ---------------- ----------------- ---------------- ----------------
Common stock issued for cash                         300,000       $  224,547            $    -          $     -        $ 224,547

Net loss for the initial period
     ended July 31, 2001                                   -                -                 -        (193,231)        (193,231)

Translation adjustment for the initial
     period ended July 31, 2001                            -                -             (450)                -            (450)
                                              --------------- ---------------- ----------------- ---------------- ----------------

Balances, July 31, 2001                              300,000          224,547             (450)        (193,231)           30,866


Common stock issued on 50:1 stock split           14,700,000                -                 -                -                -

Common stock issued for cash                         500,000          158,704                 -                -          158,704

Common stock issued for services                     637,500           20,137                 -                -           20,137

Net loss for the year ended July 31, 2002                  -                -                 -        (316,502)        (316,502)

Translation adjustment for the year
     ended July 31, 2002                                   -                -               811                -              811
                                              --------------- ---------------- ----------------- ---------------- ----------------

Balances, July 31, 2002                           16,137,500          403,388               361        (509,733)        (105,984)

Common stock issued for services                   2,902,500           91,991                 -                -           91,991

Net loss for the year ended July 31, 2003                  -                -                 -        (243,937)        (243,937)

Translation adjustments for the year
     ended July 31, 2003                                   -                -          (23,355)                -         (23,355)
                                              --------------- ---------------- ----------------- ---------------- ----------------

Balances, July 31, 2003                           19,040,000        $ 495,379        $ (22,994)      $ (753,670)       $(281,285)
                                              =============== ================ ================= ================ ================



   The accompanying notes are an integral part of these financial statements.



                              YzApp Solutions Inc.
                        (a development stage enterprise)
                            STATEMENT OF CASH FLOWS



Years ended July 31, 2003 and 2002
Three Months ended October 31, 2003 and 2002                          (US Dollars)

                                                              FYE 07/31/03    FYE 07/31/02


                                                              ------------    ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
     Net loss                                                   $(243,937)       $(316,502)
     Adjustments to reconcile net loss to net cash
     used in operating activities
       Depreciation                                                 7,386            4,635
       Loss on disposal of equipment                                    0            2,017
       Expenses paid with common stock                             91,991           19,664
     Changes in operating assets and liabilities
       Accounts receivable                                        (29,211)           7,633
       Prepaid expenses                                              (571)           1,233
       Accounts payable                                            64,714          127,960
                                                                 --------         --------
     Net cash used in operating activities                       (109,628)        (153,360)
                                                                 ========         ========

CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchase of property, plant and equipment                  $  (2,107)       $ (24,197)
                                                                 --------         --------
     Net cash used in investing activities                         (2,107)         (24,197)
                                                                 --------         --------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Proceeds from issuance of common stock                       158,704
     Advances from (to) shareholder                               (13,246)
     Net increase (decrease) in long-term debt                     (5,204)           7,673
     Advances from Yzapp International Inc.                       114,829
                                                                 --------         --------
     Net cash provided by financing activities                    109,625          153,131
                                                                 --------         --------

EFFECT OF CHANGE RATES ON CASH                                     (8,651)             578
                                                                 --------         --------

NET INCREASE (DECREASE) IN CASH                                   (10,761)         (23,848)

CASH BEGINNING OF PERIOD                                           13,082           36,930
                                                                 --------         --------

CASH END OF PERIOD                                              $   2,321        $  13,082
                                                                =========        =========




   The accompanying notes are an integral part of these financial statements.

                              YZAPP SOLUTIONS INC.
                        (a development stage enterprise)
                          Notes to Financial Statements
                         July 31, 2003 and July 31, 2002

                           (Expressed in U.S. dollars)


1.   FORMATION AND BUSINESS OF THE COMPANY

     YzApp Solutions Inc. (the "Company") was incorporated in the Province of British Columbia, Canada on August 24, 2000 under the Company Act (British Columbia) and continued into federal jurisdiction under the Canada Business Corporation Act on October 15, 2001. The Company is a development stage enterprise engaged in the business of operating as an application service provider acting as a conduit between retailers and financial institutions.

     Going concern
     -------------

     The accompanying financial statements have been presented assuming the Company will continue as a going concern. At July 31, 2003, the Company had accumulated $753,670 in losses and had no material revenue producing operations. At the date of this report, the Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or merge with a revenue-producing venture partner.

     Management has indicated the Company intends to pursue additional financing through a public offering of securities.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepting accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment by management.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     (a)  Revenue Recognition
     ------------------------

          The Company recognizes revenue in accordance with applicable accounting regulations. Accordingly, revenues from services are recognized when all significant contractual obligations have been satisfied and collection is reasonably assured.

                            YzApp Solutions Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements
                         July 31, 2003 and July 31, 2002

                           (Expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (b)  Property, Plant and Equipment
     ----------------------------------

          Property, plant and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:

              Computer equipment                     30% declining balance
              Furniture and fixtures                 20% declining balance
              Equipment under capital lease          30% declining balance

          One-half the normal amortization is taken in the year of acquisition.

     (c)  Research and Development
     -----------------------------

          Research and development costs have been expensed as incurred.

     (d)  Foreign Exchange
     ---------------------

          Unless otherwise stated, all amounts are in United States dollars. The functional currency of the Company is the Canadian dollar. Hence, all asset and liability accounts have been translated using the exchange rate as at July 31, 2003 and July 31, 2002 and all revenues and expense have been translated using the average exchange rate for each year. The rates used were as follows:

          (equivalent CDN $ per U.S. $)                 2003         2002
                                                        -----------------
          Average rate                                  .6682       .6369
          July 31 exchange rate                         .7118       .6318

     (e)  Income Taxes
     -----------------

          The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

                              YzApp Solutions Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements
                         July 31, 2003 and July 31, 2002

                           (expressed in U.S. dollars)

3.   RELATED PARTY TRANSACTIONS

     The Company has paid management fees of $32,608 in the year ending July 31, 2003 (2002 - $17,834) to a director and officer of the Company. The amount has been recorded at the exchange amount.

4.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are comprised of the following:

                                                      Accumulated    Net Book Value
                                              Cost   Depreciation        2003             2002
                                         ---------- -------------- ----------- ----------------
         Computer equipment                $ 8,692        $ 3,968     $ 4,724          $ 4,292
         Furniture and fixtures              4,158          1,097       3,061            2,727
         Equipment under capital lease      21,567          8,735      12,832           16,269
                                         ---------- -------------- ----------- ----------------

                                          $ 34,417       $ 13,800     $20,617          $23,288
                                         ========== ============== =========== ================


5.   LONG-TERM DEBT

                                                                                 2003           2002
                                                                            ------------------------
     Capital lease obligation, interest at 8.3% per annum,
     monthly payments of $782 Cdn. until February, 2005                     $   9,274      $  12,899

     Loan payable, unsecured, interest at 10% per annum,
     monthly payments of $320 Cdn. including principal
     and interest, due to a relative of an officer and director.                    -            251
                                                                            ------------------------

                                                                                9,274         13,150
     Less: current portion                                                      5,715          4,920
                                                                            ------------------------

                                                                            $   3,559        $ 8,230
                                                                            ========================


6.   DUE TO YZAPP INTERNATIONAL INC.

     The amount due to YzApp International Inc. is interest-free and has no terms of repayment. Subsequent to July 31, 2003, YzApp International Inc. became the parent company of YzApp Solutions Inc.

                              YzApp Solutions Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements
                         July 31, 2003 and July 31, 2002

                           (expressed in U.S. dollars)


7.   CAPITAL STOCK

     (a) The authorized capital stock was increased from 3,000,000 common shares to an unlimited number of common shares concurrent with the Company's continuance under the Canada Business Corporations Act in October, 1991. At the same time, the Company's issued common shares were split 50:1.
     (b) During the year ended July 31, 2002, the Company issued 637,500 common shares for a deemed proceeds of $20,137 for services performed.
     (c) During the year ending July 31, 2002, the Company issued 500,000 common shares for cash proceeds of $158,704.
     (d) During the year ended July 31, 2003, the Company issued 2,902,500 common shares for deemed proceeds of $91,991 for services performed.

8.   INCOME TAXES

     At July 31, 2003, there were deferred income tax assets resulting primarily from operating loss carryforwards for Canadian tax purposes totaling approximately $308,000 less a valuation allowance of $308,000. The valuation allowance on deferred tax assets increased by $123,000 during the period ended July 31, 2003.

     At July 31, 2003, the Company had net operating loss carryforwards for Canadian tax purposes of approximately $823,000. These carryforwards begin to expire in 2008.

9.   FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments consist of cash, accounts receivable, accounts payable, due to YzApp International Inc. and long-term debt. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

10.  COMPREHENSIVE INCOME (LOSS)

                                                           July 31, 2003   July 31, 2002
                                                           -------------- ---------------
         Net loss as reported                                 $(243,937)      $(316,502)
         Add (deduct)

              Foreign currency translation adjustments          (23,355)             811
                                                           -------------- ---------------
         Comprehensive Income (loss)                          $(267,292)      $(315,691)
                                                           ============== ===============
         Accumulated other comprehensive income
              Foreign currency translation adjustments
                  Balance at beginning of period                 $   361       $   (450)
                  Change during the period                      (23,355)             811
                                                           -------------- ---------------
                  Balance at end of period                    $ (22,994)         $   361
                                                           ============== ===============

                            YzApp Solutions Inc.
                        (a development stage enterprise)
                          Notes to Financial Statements
                         July 31, 2003 and July 31, 2002

                           (Expressed in U.S. dollars)


11.  COMMITMENTS

     (a) The Company is committed under a service contract for systems management of its server for monthly payouts of $842 until December 2004. The agreement can be terminated earlier by the Company by prepaying 50% of the remaining obligation under the contract.

     (b) The Company is committed under a service agreement for collocation management of its server for monthly payouts of $655 until December 2004. This agreement can be terminated earlier by the Company by prepaying 50% of the remaining obligation under the contract.

                            YzApp International Inc.
                        Pro Forma Financial Information


The accompanying pro forma financial information reflects the purchase by YzApp International Inc. ("International") of all the issued and outstanding shares of YzApp Solutions Inc. ("Solutions"). The transaction will be accounted for as a reverse purchase acquisition between Solutions as the acquiror and International as the acquired company. The pro forma financial information presented consists of a income statement for the year ended July 31, 2003 as if the transaction had occurred on August 1, 2002. A pro forma income statement for the year ended July 31, 2002 is not presented as International was not incorporated until December 26, 2002. In addition, a pro forma balance sheet as at July 31, 2003 is presented as if the transaction had occurred on July 31, 2003.

                           Pro Forma Income Statement
                                  July 31, 2003


                                                    Historical Statements
                                        -----------------------------------------------
                                        International            Solutions                   Adjustments (Note 1)
                                        -------------  --------------------------------   -------------------------------
                                                                            Period from                   To period from
                                                                        August 24, 2000                  August 24, 2000
                                                                Year           (date of                         (date of
                                           Year Ended          Ended      incorporation)  To Year Ended    incorporation)
                                        July 31, 2003  July 31, 2003   to July 31, 2003   July 31, 2003 to July 31, 2003
                                             (Note 2)
Revenue
  Consulting fees                             $    -         $34,655            $34,919          $    -          $     -
  Interest and other revenue                       -             699              3,488               -                -
  Exchange gain                               11,620               -                  -         (10,953)         (10,953)
                                         ------------    ------------  -----------------   --------------  --------------
                                              11,620          35,354             38,407         (10,953)         (10,953)
                                         ============    ============  =================   ==============  ==============
Expenses
  Research and development                         -               -            291,072               -                -
  Sales and marketing consulting                   -         147,124            193,840               -                -
  Management fees                                  -          32,608             50,442               -                -
  Marketing                                        -               -             32,479               -                -
  Professional fees                                -          19,941             31,896               -                -
  Website hosting and server management            -          16,834             27,820               -                -
  Travel                                           -           5,083             23,141               -                -
  Bank charges and interest                      113          20,831             21,979               -                -
  Conferences                                      -             285             16,668               -                -
  Technical support                                -          10,409             16,160               -                -
  Office                                           -           6,193             15,448               -                -
  Feasibility study                                -               -             11,814               -                -
  Wages and benefits                               -               -             10,554               -                -
  Automobile                                       -           4,385             10,102               -                -
  Advertising and promotion                        -           2,439              9,282               -                -
  Internet and telephone                           -           3,327              8,346               -                -
  Insurance                                        -             760              2,179               -                -
  Loss on disposal of equipment                    -               -              2,017               -                -
  Interest on long-term debt                       -             947              1,910               -                -
  Dues and subscriptions                           -             739              1,848               -                -
  Depreciation                                     -           7,386             13,080               -                -
                                         ------------    ------------  -----------------   --------------  --------------
                                                 113         279,291            792,077               -                -
                                         ------------    ------------  -----------------   --------------  --------------
Loss Before Income Taxes for the Period       11,507        (243,937)          (753,670)        (10,953)         (10,953)
  Income taxes                                 1,726               -                  -               -                -
                                         ------------    ------------  -----------------   --------------  --------------

Net Income (Loss) for the Period         $     9,781     $  (243,937)  $       (753,670)   $    (10,953)   $     (10,953)
                                         ============    ============  =================   ==============  ==============


                           Pro Forma Income Statement
                                  July 31, 2003
                                   Continued

                                                           Pro Forma
                                                 -------------------------------
                                                                     Period from
                                                                 August 24, 2000
                                                                        (date of
                                                    Year Ended    incorporation)
                                                 July 31, 2003  to July 31, 2003

Revenue
  Consulting fees                                   $  34,655          $  34,919
  Interest and other revenue                              699              3,488
  Exchange gain                                           667                667
                                                    ---------          ---------
                                                       36,021             39,074
                                                    =========          =========
Expenses
  Research and development                                 --            291,072
  Sales and marketing consulting                      147,124            193,840
  Management fees                                      32,608             50,442
  Marketing                                                --             32,479
  Professional fees                                    19,941             31,896
  Website hosting and server management                16,834             27,820
  Travel                                                5,083             23,141
  Bank charges and interest                            20,944             22,092
  Conferences                                             285             16,668
  Technical support                                    10,409             16,160
  Office                                                6,193             15,448
  Feasibility study                                        --             11,814
  Wages and benefits                                       --             10,554
  Automobile                                            4,385             10,102
  Advertising and promotion                             2,439              9,282
  Internet and telephone                                3,327              8,346
  Insurance                                               760              2,179
  Loss on disposal of equipment                            --              2,017
  Interest on long-term debt                              947              1,910
  Dues and subscriptions                                  739              1,848
  Depreciation                                          7,386             13,080
                                                    ---------          ---------
                                                      279,404            792,190
                                                    ---------          ---------
Loss Before Income Taxes for the Period              (243,383)          (753,116)
  Income taxes                                          1,726              1,726
                                                    ---------          ---------

Net Income (Loss) for the Period                    $(245,109)         $(754,842)
                                                    =========          =========


Notes to the Pro Forma Income Statement for the Year Ended July 31, 2003.

(1)  This adjustment removes the exchange gain in the intercompany account.

(2) International was incorporated December 26, 2002; therefore the financial statement is for the period December 26, 2002 to July 31, 2003.

                        Pro Forma Condensed Balance Sheet
                                  July 31, 2003




                                                                    Historial Statements                                 Pro Forma
                                                                 International     Solutions    Adjustments              Statement
                             Assets
Current
   Cash                                                          $      30,924    $    2,321    $         -           $     33,245
   Accounts receivable                                                       4        33,057              -                 33,061
   Due from Solutions                                                  114,829             -       (114,829)(Note 1)             -
   Prepaid expense                                                           -         4,162              -                  4,162
                                                                 ------------------------------------------------------------------
                                                                       145,757        39,540       (114,829)                70,468

Property, Plant and Equipment                                                -        20,617              -                 20,617
                                                                 ------------------------------------------------------------------

Total Assets                                                     $     145,757   $    60,157   $   (114,829)          $    $91,085
                                                                 ==================================================================

                           Liabilties
Current
   Accounts payable                                              $           -   $   217,339   $          -           $   $217,339
   Income taxes payable                                                  1,726             -              -                  1,726
   Due to International                                                      -       114,829       (114,829)(Note 1)             -
   Current portion of long-term debt                                         -         5,715              -                  5,715
                                                                 ------------------------------------------------------------------
                                                                         1,726       337,883       (114,829)               224,780

Long-term Debt                                                               -         3,559              -                  3,559
                                                                 ------------------------------------------------------------------

Total Liabilities                                                        1,726       341,442       (114,829)               228,339
                                                                 ------------------------------------------------------------------

                 Stockholders' Equity (Deficit)
                                                                                                      9,520                (Note 2)
Common stock                                                             1,229       495,379       (495,379)(Note 2)        10,749

Additional paid-in capital                                             133,021             -        485,859 (Note 2)       618,880

Retained earnings (deficit)                                              9,781      (753,670)       (10,953)              (754,842)

Equity adjustment for foreign currency translation                           -       (22,994)        10,953                (12,041)
                                                                 ------------------------------------------------------------------
                                                                       144,031      (281,285)             -               (137,254)
                                                                 ------------------------------------------------------------------

                                                                 $     145,757   $    60,157    $  (114,829)          $    $91,085
                                                                 ==================================================================


Note 1 To remove the intercompany accounts.

Note 2 To reflect the purchase acquisition of Solutions and the issue of 9,520,000 shares in the transaction.

Note 3 To reflect the exchange adjustment for the intercompany account.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                TABLE OF CONTENTS
                                                                 PAGE

Prospectus Summary                                                2
Risk Factors                                                      3
Where You Can Get Additional Information                          7
Use of Proceeds                                                   8
Determination of the Offering Price                               8
Dilution                                                          9
Plan of Distribution / Terms of the Offering                     11
Market for YzApp's Common Stock
And Related Stockholder Matters                                  13
Description of Securities                                        14
YzApp International Inc., and its Business                       15
Management                                                       18
Security Ownership of Certain Beneficial Owners
And Management                                                   20
Executive Compensation                                           21
Transactions with Management                                     22
Transfer Agent                                                   22
Legal Matters                                                    22
Independent Auditors                                             22
Management's Discussion and Analysis
Of Financial Condition                                           23
Financial Statements                                            F-1



UNTIL ______, 2004 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



                            YZAPP INTERNATIONAL INC.

                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 11 of YzApp International Inc., By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under
Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                          121
NASD Filing Fee                          na
Printing Expenses                     0,000
Accounting Fees and Expenses         12,000
Legal Fees and Expenses              10,000
Blue Sky Fees and Expenses            5,000
         Total Estimated Expenses   $27,121


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

Shares Exchanged for YzApp Solutions Inc.

Date                Name                          # of Nevada      Canadian Shares
                                                 Shares Rec'd      Exchanged
----------------------------------------------------------------------------------
Oct. 15, 2003
                    Konstantin Bernaschek              25,000         50,000
                    Stephani Biertuempel              400,000        800,000
                    Mike Colliar                       25,000         50,000
                    Douglas Dunn                      274,000        548,000
                    Michael Heck                      400,000        800,000
                    Cory Herle                        150,000        300,000
                    Brian Jaggard                   1,250,000      2,500,000
                    Bert Laakmann                     410,000        820,000
                    Richard Legg                          750          1,500
                    Colin McPhail                      54,750        109,500
                    Ken Marlin                         25,000         50,000
                    Kevin McCaw                       165,000        330,000
                    Alexandra Milne                   340,000        680,000
                    Cheryl Neighbour                   14,000         28,000
                    Erich Schmidt Sr.                 410,000        820,000
                    Elsco Construction Ltd            375,000        750,000
                    Gerhard Selje                      25,000         50,000
                    Fred Shaw                          20,000         40,000
                    Brad Sherwin                        5,000         10,000
                    Klause-Peter Raeke                450,000        900,000
                    Silver Top Development Inc      4,000,000      8,000,000
                    Mike Smallwood                     10,000         20,000
                    Cynthia Spraggs                   116,500        233,000
                    Brent St Arnaud                    15,000         30,000
                    Tina St Arnaud                     25,000         50,000
                    Louis Stefani                      25,000         50,000
                    Victorian Portfolio SA            400,000        800,000
                    Joe Wehry                         100,000        200,000
                    Brad Wheeler                       10,000         20,000

Total shares exchanged                              9,520,000     19,040,000

Shares issued in Regulation D Offering

Date of Subscription      Name                                  # of Shares   Consideration     Proceeds
------------------------------------------------------------------------------------------------------------
     March 4, 2003        Erica Seewald                            317,500           $0.10       $31,750
                          John Laakman                             317,500           $0.10       $31,750
                          Christopher Schmidt                      100,000           $0.10       $10,000
                          Monika Schmidt                           117,500           $0.10       $11,750
                          Erich Schmidt                            100,000           $0.10       $10,000
     March 10, 2003       Dan O'Brien                              100,000           $0.10       $10,000
                          Mount Blanc Capital Corporation          100,000           $0.10       $10,000
     April 30,2003        Carol Ann Cataldo                          4,000           $0.25        $1,000
                          Barry Gatten                              40,000           $0.25       $10,000
                          Kyle Eedy                                 28,000           $0.25        $7,000
                          Eric Brown                                 4,000           $0.25        $1,000

Total                                                            1,228,500


Shares Exchanged for YzApp Solutions Inc.

The shares were exchanged on a two for basis with every two shares of YzApp Solutions Inc., (the Canadian corporation) being exchanged for one share of YzApp International Inc. (the Nevada corporation). With respect to the sales made, the Issuer relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer.

Shares issued in Regulation D Offering

The Registrant was not a reporting company pursuant to the Securities Exchange Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available in that the Registrant sold less than $1,000,000 of securities in the previous 12 month period and the purchasers were unaffiliated investors. The Shares were sold at $.10 and $.25 per Share in March 2003 pursuant to the Rule 504 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer. The Issuer does not believe the Shares sold pursuant to the above-described Exchange should be integrated into this offering due to the different consideration and purposes of these other sales.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
10.1  -- Agreement and Plan of Reorganization*
10.2  -- Inglenet Professional Services Agreement*
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of N.I. Cameron Inc., LLP Chartered Accountants

* Previously filed with Form SB-2 on January 2, 2004

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Langley, British Columbia on March 15, 2004

YZAPP INTERNATIONAL INC.

BY: /s/  Brian Jaggard
-----------------------
    Brian Jaggard, President

    /s/  Brian Jaggard
    -------------------
    Brian Jaggard, Chief Financial Officer, Controller and
    Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                TITLE                         DATE
---------                -----                         ----

/s/ Brian Jaggard        President, Chief Executive    March 15, 2004
-----------------        Officer, Chief Financial
    Brian Jaggard        Officer and Director

/s/ Douglas Dunn         Chief Operations Officer      March 15, 2004
----------------         and Director
    Douglas Dunn

/s/ Carl Lacey           Director                      March 15, 2004
--------------
    Carl Lacey